EX 99.28(e)(6)(ii)

Amendment to
Purchasing Fund Agreement

This Amendment to the Purchasing Fund Agreement (the “Agreement”) dated January 31, 2012 is made as of the date set forth below between the PowerShares Exchange-Traded Fund Trust (“Trust I”), PowerShares Exchange-Traded Fund Trust II(“Trust II”),PowerShares India Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Fund Trust (collectively, the “Trust”) and Jackson Variable Series Trust (formerly, Curian Variable Series Trust) (“JVST”) on behalf of each of their series listed in Appendix A (the “Purchasing Fund”).

Whereas, the parties have agreed to amend Appendix A of the Agreement to change the names of each existing series of JVST listed thereon.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Appendix A to the Agreement is hereby deleted and replaced in its entirety with Appendix A attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
JVST and the Trust hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind JVST and the Trust to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of April 27, 2015.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson Variable Series Trust		PowerShares Exchange-Traded Fund Trust PowerShares Exchange-Traded Fund Trust II PowerShares India Exchange-Traded Fund Trust PowerShares Actively Managed Exchange-Traded Fund Trust

By:	/s/ Kelly L. Crosser	By:	/s/ Andrew Schlossberg
Name:	Kelly L. Crosser	Name:	Andrew Schlossberg
Title:	Assistant Secretary	Title:	President

Appendix A

List of Funds that are Parties to the Agreement

(as of April 27, 2015)

Jackson Variable Series Trust (formerly, Curian Variable Series Trust)
JNL Tactical ETF Conservative Fund (formerly, Curian Tactical Advantage 35 Fund)
JNL Tactical ETF Moderate Fund (formerly, Curian Tactical Advantage 60 Fund)
JNL Tactical ETF Growth Fund (formerly, Curian Tactical Advantage 75 Fund)

A-1